SCHEDULE 5

                          Existing Liens

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                              SCHEDULE 5

                            EXISTING LIENS

   (1.)   On the 16th of February, 1993, Chris Curtis d/b/a Concrete
   Carpentry Construction Plus located at 901 NW 47, Oklahoma City, Oklahoma 73118, did file a Lien Statement claiming a lien against Aubry Group, Inc., the same being Lien No. 93-ML-1640 against the following described property and the improvements thereof: Former Cactus Restaurant No. 703, 2037 S. Meridan, Oklahoma City, Oklahoma 73108. Said lien being for labor and or materials furnished in the amount of $8,050.00.

   (2.)   John Dowd, President of United Plumbing Co., Inc., has furnished labor and materials to improve the following described property: El Chico Restaurant No. 67, 2909 I-40 West, Amarillo, Texas 79102. Wilson/Barnes General Contractors, Inc., was the original contractor on the project. The Claimant's business address is 3312 W. 45th St., Amarillo, Texas 79109. The principal amount of the claim is $35,147.74. The labor and materials are described as follows: Labor necessary to install Plumbing Materials including but not limited to pipe, valves, fittings and related materials. Sworn to the 8th day of July, 1993.

   (3.)   Jeanne Herrin, the Area Credit Manager of Cummins Supply Company,
   a Division of Summers Group, Inc., furnished materials to improve the following described property: El Chico Restaurant No. 67, 2909 I-40 West, Amarillo, Potter County, Texas 79102. Wilson-Barnes General Contractors, Inc., is the Original Contractor on the project. Folsom Electric ("Claimant's Customer") is a subcontractor on the project, and said materials were furnished to Folsom Electric by Claimant. The Claimant's business address is 4601 Spring Valley Road, Dallas, Texas 75244. The principal amount of the claim is $8,537.49. The materials are describe as follows: Electrical supplies, including, but not limited to, wire, panels and fixtures. Sworn to August 12, 1993.

   (4.)   Equipment leases covering restaurant equipment, computer equipment and software.

   (5.)   Liens in favor of Bank One, Texas, N.A., which shall be released upon the initial advance under this Loan Agreement.



   FILE: EXLIENS
   082196 v2
   147:13312-67